FOR IMMEDIATE RELEASE

Investor Contact
Whit Kincaid, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

Denny’s Completes Re-Pricing of Credit Facility

-  Expects Annualized Expense Savings of Approximately $2.5 Million  -

Spartanburg, SC – March 2, 2011 – Denny’s Corporation (NASDAQ: DENN) today announced the completion of the re-pricing of its senior secured credit facility, which is comprised of a $50 million revolver and a term loan under which $240 million remains outstanding. The re-priced facility will have a reduced interest rate of LIBOR plus 375 basis points, with a LIBOR floor of 1.50% for the term loan and no LIBOR floor for the revolver, compared with an interest rate of LIBOR plus 475 basis points and a LIBOR floor of 1.75% for both the revolver and the term loan, prior to the re-pricing. The re-pricing will result in a pro forma annualized interest expense savings of approximately $2.5 million.

About Denny’s
Denny’s is one of America’s largest full-service family restaurant chains, currently operating more than 1,650 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Forward Looking Statements

Denny’s Corporation (the “Company”) urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of the Company, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; and other factors from time to time set forth in the Company’s Securities and Exchange Commission reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).